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                                                                      EXHIBIT 11

                          METRIKA SYSTEMS CORPORATION
                       COMPUTATION OF EARNINGS PER SHARE

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
                                                                   FISCAL YEAR
                                                  ---------------------------------------------
                                                     1994             1995             1996
                                                  -----------      -----------      -----------
COMPUTATION OF PRIMARY EARNINGS PER SHARE:
Net Income (a).................................   $ 1,767,000      $ 2,852,000      $ 3,845,000
                                                  -----------      -----------      -----------
Shares:
  Weighted average shares outstanding..........    10,000,000       10,000,000       10,000,000
  Add: Shares issuable from assumed issuance of
       private placement shares (as determined
       by the application of the treasury stock
       method).................................       344,102          344,102          396,735
                                                  -----------      -----------      -----------
  Weighted averages shares, as adjusted (b)....    10,344,102       10,344,102       10,396,735
                                                  -----------      -----------      -----------
Primary Earnings per Share (a)/(b).............   $       .17      $       .28      $       .37
                                                  ============     ============     ============
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